Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-125875, 333-181786, 33-99866, 33-99868, and 333-217802) on Form S-8 of our reports dated February 27, 2023, with respect to the consolidated financial statements of Darling Ingredients Inc. and the effectiveness of internal control over financial reporting.

                        /s/ KPMG LLP

Dallas, Texas
February 27, 2023